Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MYR Group Inc. of our report dated March 4, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of MYR Group Inc. for the year ended December 31, 2019.

/s/ Crowe LLP

Oak Brook, Illinois

April 29, 2020